Exhibit 99.1
GENERAL GROWTH PROPERTIES
ANNOUNCES NEW DIRECTOR
CHICAGO, IL September 23, 2009 — General Growth Properties, Inc. today announced the appointment of John K. Haley to its Board of Directors.
Mr. Haley is a recently retired partner of the international accounting firm of Ernst & Young LLP, where he worked for more than 30 years. Mr. Haley served nearly 20 years in Ernst & Young’s audit practice and from 1998 until his retirement in 2009 served in a number of leadership roles in the firm’s transaction advisory services group.
“Jack’s transactional and accounting expertise will be a great benefit to the Company as we complete our restructuring transactions. We look forward to having him serve on our Board and our Audit Committee,” said Adam Metz, chief executive officer of General Growth Properties.
The Company currently has ownership interest in or management responsibility for more than 200 regional shopping malls in 44 states, as well as ownership in planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company’s common stock is currently traded in the over-the-counter securities market operated by Pink OTC Markets Inc. using the symbol GGWPQ.
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CONTACT: David Keating, Corporate Communications, (312) 960-6325, david.keating@ggp.com